Exhibit 99.1

Porter Bancorp, Inc. Reports Second Quarter Results

Second Quarter 2013 Net Loss Available to Common Shareholders of $1.7 million

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 30, 2013--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported unaudited results for the second quarter of 2013.

The Company reported a net loss available to common shareholders of $1.7 million, or ($0.14) per diluted share, for the second quarter of 2013 compared with a net loss of $319,000, or ($0.03) per diluted share, for the second quarter of 2012. Net loss available to common shareholders for the six months ended June 30, 2013, was $2.2 million, or ($0.19) per diluted common share, compared with net income available to common shareholders of $661,000, or $0.06 per diluted share, for the six months ended June 30, 2012.

The second quarter 2013 loss of $1.7 million represents a decline of $1.4 million compared with the $319,000 loss reported in the second quarter of 2012. This was primarily due to decreased non-interest income and increased non-interest expense, compared with the second quarter of 2012, countered by a $4.0 million reduction in the provision for loan losses. Additionally, our net interest margin improved to 3.24% for the second quarter of 2013 compared to 3.07% in the first quarter of 2013 and declined from 3.35% for the second quarter of 2012.

The $2.2 million loss for the six months ended June 30, 2013 represents a decline of $2.9 million compared to the six months ended June 30, 2012. This was primarily due to decreased net interest income driven by the reduction of the size of our loan portfolio, a decline in our net interest margin, a reduction of $2.8 million in gains on sales of investment securities, and increased non-interest expense. This was offset by a decrease in the provision for loan losses expense from $7.8 million for the six months ended June 30, 2012, to $450,000 for the six months ended June 30, 2013.

No provision for loan losses was recorded in the second quarter of 2013, which is a significant decrease compared to $4.0 million in the second quarter of 2012. The decrease was attributable to the $52.3 million reduction in loan portfolio size, lower net loan charge-offs during the quarter, and a reduction in loans migrating downward in risk grade classification.

We have successfully reduced the size of our balance sheet in accordance with our capital plan. Average assets were $1.1 billion in the second quarter of 2013 compared to $1.4 billion in the second quarter of 2012. This was accomplished primarily by reducing our commercial real estate and construction and development loans within our loan portfolio and through the redemption of higher cost certificates of deposit accounts. The reduction of our balance sheet was the primary driver for net interest income declining by $2.4 million to $8.4 million in the second quarter of 2013 compared to $10.8 million in the second quarter of 2012. Additionally, our net interest margin declined to 3.24% in the second quarter of 2013 compared to 3.35% in the second quarter of 2012, but improved from 3.07% in the first quarter of 2013.

Financial performance continues to be negatively impacted by the Bank’s high level of non-performing loans and other real estate owned. Non-performing assets, which include loans past due 90 days and still accruing, loans on nonaccrual, and other real estate owned, decreased in dollars to $159.3 million, or 14.86% of total assets at June 30, 2013, compared with $165.1 million, or 14.58% of total assets, at March 31, 2013.

Non-performing loans decreased to $112.3 million, or 14.49% of total loans, at June 30, 2013, compared with $120.9 million, or 14.62% of total loans, at March 31, 2013. In addition, net charge-offs decreased from $17.3 million in the first quarter of 2013 to $2.3 million in the second quarter of 2013.

Total past due and nonaccrual loans decreased approximately $8.1 million to $123.8 million at June 30, 2013 from $132.0 million at March 31, 2013.

	June 30, 2013	March 31, 2013	Increase/ (Decrease)
	(in thousands)
Past Due Loans:
30 – 59 Days	$8,600	$8,052	$548
60 – 89 Days	2,979	2,960	19
90 Days and Over	71	—	71

Nonaccrual Loans	112,185	120,943	(8,758)
Total Past Due and Nonaccrual Loans	$123,835	$131,955	$(8,120)

Foreclosed properties at June 30, 2013 increased to $47.0 million compared with $44.2 million at March 31, 2013, but decreased from $54.4 million at June 30, 2012. The Company acquired $11.9 million in other real estate owned and sold $8.1 million in other real estate owned during the second quarter of 2013. Fair value write-downs arising from new appraisals or lower marketing prices totaled $977,000 in the second quarter of 2013 compared to $350,000 in the second quarter of 2012 and $307,000 in the first quarter of 2013.

At June 30, 2013, PBI Bank’s Tier 1 leverage ratio was 6.08% compared to 5.95% at March 31, 2013 and its Total risk-based capital ratio was 10.60% at June 30, 2013 compared to 10.29% at March 31, 2013, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order. At June 30, 2013, Porter Bancorp’s leverage ratio was 4.91%, compared with 4.91% at March 31, 2013 and 4.50% at December 31, 2012, and its Total risk-based capital ratio was 10.46% compared with 10.16% at March 31, 2013, and 9.81% at December 31, 2012.

On July 16, 2013, a jury in Louisville, Kentucky returned a verdict against PBI Bank awarding the plaintiffs compensatory damages of $1.5 million and punitive damages of $5.5 million. The verdict is subject to post-trial motions and has not yet been entered as a judgment. After conferring with our legal advisors, we believe the findings and damages are excessive and contrary to the law, and that we have meritorious grounds to seek reconsideration of the verdict and to appeal. The Bank intends to file motions to reduce or overturn the award and otherwise for reconsideration of the case. In accordance with U.S. generally accepted accounting principles (GAAP), we record contingent liabilities resulting from claims against us when a loss is assessed to be probable and the amount of the loss is reasonably estimable. As such, we accrued $1.5 million related to this matter during the quarter ended June 30, 2013.

We are continuing our efforts to strengthen our capital levels and comply with the Consent Order. Management and the Board of Directors are evaluating appropriate strategies for increasing the Company’s capital in order to meet the capital requirements of our Consent Order. These include, among other things, a possible public offering or private placement of common stock to new and existing shareholders. As previously announced, Sandler O’Neill & Partners, LP is acting as our financial advisor and assisting our Board in this evaluation. Asset quality remediation, capital restoration, and lowering the risk profile of the Company continue to be major objectives during 2013 as well as delivering quality financial products and services to our customers throughout the Commonwealth of Kentucky.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2013 follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Income Statement Data
Interest income	$11,168	$11,258	$14,812	$22,426	$30,567
Interest expense	2,816	2,960	4,017	5,776	8,318

Net interest income	8,352	8,298	10,795	16,650	22,249
Provision for loan losses	—	450	4,000	450	7,750

Net interest income after provision	8,352	7,848	6,795	16,200	14,499

Service charges on deposit accounts	506	493	556	999	1,110
Income from fiduciary activities	—	517	291	517	542
Bank card interchange fees	196	172	199	368	376
Other real estate owned income	230	112	24	342	62
Gains (losses) on sales of securities, net	703	—	1,511	703	3,530
Income from bank owned life insurance	305	79	79	384	158
Other	208	274	358	482	685

Non-interest income	2,148	1,647	3,018	3,795	6,463

Salaries & employee benefits	3,999	4,139	3,982	8,138	8,294
Occupancy and equipment	913	931	969	1,844	1,855
Other real estate owned expense	1,657	791	1,205	2,448	2,462
FDIC insurance	650	639	832	1,289	1,705
Franchise tax	537	537	592	1,074	1,184
Loan collection expense	2,407	1,035	586	3,442	946
Professional fees	499	406	567	905	923
Communications expense	179	175	168	354	348
Postage and delivery	102	113	109	215	231
Insurance expense	160	151	104	311	200
Other	706	647	548	1,353	1,161

Non-interest expense	11,809	9,564	9,662	21,373	19,309

Income (loss) before income taxes	(1,309)	(69)	151	(1,378)	1,653
Income tax expense (benefit)	—	—	—	—	—

Net income (loss)	(1,309)	(69)	151	(1,378)	1,653
Less:
Dividends on preferred stock	437	438	438	875	875
Accretion on preferred stock	45	45	45	90	90
Earnings (loss) allocated to participating securities	(110)	(28)	(13)	(131)	27

Net income (loss) available to common	$(1,681)	$(524)	$(319)	$(2,212)	$661

Weighted average shares – Basic	11,761,788	11,847,907	11,733,156	11,801,663	11,701,655
Weighted average shares – Diluted	11,761,788	11,847,907	11,733,156	11,801,663	11,701,655

Basic earnings (loss) per common share	$(0.14)	$(0.04)	$(0.03)	$(0.19)	$0.06
Diluted earnings (loss) per common share	$(0.14)	$(0.04)	$(0.03)	$(0.19)	$0.06
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Average Balance Sheet Data
Assets	$1,104,807	$1,151,816	$1,363,340	$1,128,182	$1,387,973
Loans	806,941	872,505	1,078,497	839,542	1,098,839
Earning assets	1,050,515	1,111,469	1,307,520	1,080,824	1,329,199
Deposits	1,008,102	1,053,884	1,231,281	1,030,867	1,255,284
Long-term debt and advances	36,652	37,169	38,959	36,909	39,255
Interest bearing liabilities	941,059	983,481	1,159,447	962,153	1,183,651
Stockholders’ equity	46,904	47,749	83,987	47,324	84,323

Performance Ratios
Return on average assets	(0.48)%	(0.02)%	0.04%	(0.25)%	0.24%
Return on average equity	(11.19)	(0.59)	0.72	(5.87)	3.94
Yield on average earning assets (tax equivalent)	4.31	4.15	4.59	4.23	4.66
Cost of interest bearing liabilities	1.20	1.22	1.39	1.21	1.41
Net interest margin (tax equivalent)	3.24	3.07	3.35	3.15	3.40
Efficiency ratio	120.54	96.17	78.54	108.26	76.68

Loan Charge-off Data
Loans charged-off	$(3,404)	$(17,962)	$(6,438)	$(21,366)	$(9,020)
Recoveries	1,124	671	79	1,795	285

Net charge-offs	$(2,280)	$(17,291)	$(6,359)	$(19,571)	$(8,735)

Nonaccrual Loan Activity
Nonaccrual loans at beginning of period	$120,943	$94,517	$97,230	$94,517	$92,020
Net principal pay-downs	(8,118)	(4,105)	(4,084)	(12,223)	(9,324)
Charge-offs	(3,256)	(17,472)	(4,902)	(20,728)	(7,214)
Loans foreclosed and transferred to OREO	(11,875)	(3,648)	(15,243)	(15,523)	(19,072)
Loans returned to accrual status	(421)	—	—	(421)	—
Loans placed on nonaccrual during the period	14,912	51,651	8,652	66,563	25,243

Nonaccrual loans at end of period	$112,185	$120,943	$81,653	$112,185	$81,653

Troubled Debt Restructurings (TDRs)
Accruing	$54,927	$55,171	$85,068	$54,927	$85,068
Nonaccrual	46,510	52,592	37,748	46,510	37,748
Total	$101,437	$107,763	$122,816	$101,437	$122,816

Other Real Estate Owned (OREO) Activity (Net of Allowance)
OREO at beginning of period	$44,192	$43,671	$35,574	$43,671	$41,449
Real estate acquired	11,875	3,680	23,910	15,555	28,126
Valuation adjustment write-downs	(977)	(307)	(350)	(1,284)	(830)
Proceeds from sales of properties	(7,898)	(2,655)	(4,223)	(10,553)	(13,433)
Loss on sales, net	(162)	(197)	(546)	(359)	(948)
Capital improvements	—	—	—	—	1

OREO at end of period	$47,030	$44,192	$54,365	$47,030	$54,365

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of	As of	As of	As of
	6/30/13	3/31/13	12/31/12	6/30/12

Assets
Loans	$774,785	$827,076	$899,092	$1,040,909
Loan loss reserve	(37,559)	(39,839)	(56,680)	(51,594)

Net loans	737,226	787,237	842,412	989,315
Mortgage loans held for sale	133	—	507	383
Securities available for sale	176,942	183,247	178,476	194,091
Federal funds sold & interest bearing deposits	56,512	62,505	41,161	30,762
Cash and due from financial institutions	7,754	8,683	8,411	5,599
Premises and equipment	20,368	20,667	20,805	21,223
Other real estate owned	47,030	44,192	43,671	54,365
Accrued interest receivable and other assets	26,166	26,338	27,188	39,114

Total Assets	$1,072,131	$1,132,869	$1,162,631	$1,334,852

Liabilities and Equity
Certificates of deposit	$690,557	$739,934	$760,573	$909,504
Interest checking	78,218	83,522	87,234	82,208
Money market	65,620	62,111	63,715	60,704
Savings	40,121	41,952	39,227	39,509

Total interest bearing deposits	874,516	927,519	950,749	1,091,925
Demand deposits	106,320	108,841	114,310	112,797

Total deposits	980,836	1,036,360	1,065,059	1,204,722
Federal funds purchased & repurchase agreements	3,292	2,853	2,634	2,501
FHLB advances	5,016	5,324	5,604	6,398
Junior subordinated debentures	31,525	31,525	31,975	32,200
Accrued interest payable and other liabilities	12,710	10,069	10,169	7,526

Total liabilities	1,033,379	1,086,131	1,115,441	1,253,347
Stockholders’ equity	38,752	46,738	47,190	81,505

Total Liabilities and Stockholders’ Equity	$1,072,131	$1,132,869	$1,162,631	$1,334,852

Ending shares outstanding	12,322,207	12,139,975	12,002,421	11,934,872
Book value per common share	$0.04	$0.70	$0.74	$3.62
Tangible book value per common share	(0.10)	0.55	0.58	3.44

Asset Quality Data
Loan 90 days or more past due still on accrual	$71	$—	$86	$88
Nonaccrual loans	112,185	120,943	94,517	81,653

Total non-performing loans	112,256	120,943	94,603	81,741
Real estate acquired through foreclosures	47,030	44,192	43,671	54,365
Other repossessed assets	—	—	—	5

Total non-performing assets	$159,286	$165,135	$138,274	$136,111

Non-performing loans to total loans	14.49%	14.62%	10.52%	7.85%
Non-performing assets to total assets	14.86	14.58	11.89	10.20
Allowance for loan losses to non-performing loans	33.46	32.94	59.91	63.12
Allowance for loan losses to total loans	4.85	4.82	6.30	4.96

Risk-based Capital Ratios
Tier I leverage ratio	4.91%	4.91%	4.50%	7.56%
Tier I risk-based capital ratio	6.88	6.77	6.46	9.95
Total risk-based capital ratio	10.46	10.16	9.81	11.94

FTE employees	264	264	278	300

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
President